Exhibit 99.1

M. Alex White Joins Think Partnership’s Board of Directors

CLEARWATER, Fla. — June 19, 2007 — Think Partnership Inc. (AMEX: THK), an international leader in interactive performance-based marketing and related Internet technologies announced M. Alex White has been appointed as an independent director to the company's board and will also serve as the chairman of the audit committee.

From 1977 to 2005, White was a practicing certified public accountant with Deloitte & Touche LLP, and an audit partner beginning in 1987. White’s practice at Deloitte & Touche was focused primarily on serving public companies and he led the Sarbanes-Oxley effort for the North Florida practice. Since February 2005, White has independently consulted with various companies regarding finance and accounting matters.

White currently serves as a director for Switch & Data Facilities Company, Inc. and Coast Financial Holdings, Inc. He is the chairman of the audit committee for both companies as well as a designated audit committee financial expert.

“We’re fortunate to have an individual of Alex’s caliber and experience join our board and head our audit commitment,” said Think Partnership CEO and president Scott P. Mitchell. "Alex will increase our board-level expertise in the area of corporate compliance and his contribution to our audit committee promises to be invaluable. I am pleased to welcome him to Think Partnership.”

White added, "The interactive online marketing space is a constantly evolving arena, and I anticipate working with Think Partnership will be a rewarding experience as it continues to grow its leadership in this space."

About Think Partnership Inc.

Think Partnership Inc. is an international leader in interactive performance-based marketing and related Internet technologies. Think provides a comprehensive and integrated set of scalable and cost-effective marketing solutions for both advertisers and publishers. These solutions increase customer retention and revenues through a diverse set of related marketing channels, including affiliate marketing, click-fraud-protected pay-per-click advertising, lead generation, interactive direct marketing, integrated offline advertising, campaign management, public relations, and branding. Think also operates several direct-to-consumer services including online dating, online education, and home business opportunities. High-profile brands include ValidClick™, PrimaryAds™, iLead Media, KowaBunga!®, BabyToBee, Second Bite™ and MarketSmart. For more information, visit www.thinkpartnership.com.

Forward Looking Statements

Statements made in this press release that express the company's or management's intentions, plans, beliefs, expectations or predictions of future events, are forward-looking statements. Those statements are based on many assumptions and are subject to many known and unknown risks, uncertainties and other factors that could cause the company's actual activities, results or performance to differ materially from those anticipated or projected in such forward-looking statements. For a discussion of some of these risks, see the company's report, as filed with the Securities and Exchange Commission on Form 10-K, filed March 29, 2007, under the section headed "Risk Factors." The company cannot guarantee future financial results, levels of activity, performance or achievements, and investors should not place undue reliance on the company's forward-looking statements.

Contact:

Rachel Honoway, VP of Marketing

Tel 727-385-4865

rachel.honoway@thinkpartnership.com

Investor Relations:

Liolios Group, Inc.

Tel 949-574-3860